AMERICA FIRST APARTMENT INVESTORS, INC.

COMPLETES INTERNALIZATION PROCESS

Creates Self-Managed and Self-Advised Multifamily Apartment REIT

Omaha, Neb., January 4, 2006 — America First Apartment Investors, Inc. (NASDAQ: APRO) (the “Company” or “APRO”), a multifamily real estate investment trust, today announced it has completed its transition from being externally advised to being self-advised, through the successful acquisition of America First Apartment Advisory Corporation (“AFAAC”). The acquisition was accomplished through a merger for aggregate consideration of $11.4 million consisting of $4.0 million in cash and 525,000 shares of APRO’s common stock. Prior to the acquisition, AFAAC provided external management and advisory services to APRO. The transaction will be accounted for as a business combination.

John H. Cassidy, APRO’s Chief Executive Officer, said “This merger completes the internalization of APRO into a self-advised and administered real estate investment trust, making APRO a stronger and more flexible company with a portfolio of valuable assets and an experienced management team. The objectives of our strategic plan are to provide our shareholders with a secure and growing dividend while enhancing long term portfolio value through a selective acquisition and disposition program that increases our presence in markets with positive growth prospects. This merger is an integral part of that plan. We expect the merger to be accretive to APRO’s funds from operations (“FFO”) per share immediately through the elimination of the administrative fees previously paid to AFAAC. Additionally, as the Company seeks to expand its portfolio through the acquisition of apartment communities, we will benefit from the absence of property acquisition and administrative fees charged by AFAAC.”

In connection with the merger, Michael J. Draper and Maurice E. Cox, Jr. will retain their positions with AFAAC’s parent company, Burlington Capital Group LLC, and, accordingly, have resigned as, respectively, APRO’s Vice President, Chief Financial Officer, Treasurer and Secretary and APRO’s Executive Vice President, Investor Relations. To replace the services of Mr. Draper, the Board of Directors has appointed Paul Beldin to the position of Vice President, Chief Financial Officer, Treasurer and Secretary. Since joining the Company in May 2005, Mr. Beldin served as Corporate Controller. Prior to joining APRO Mr. Beldin was an Audit Senior Manager with Deloitte & Touche, where he specialized in the real estate and consumer products industries. Mr. Draper and Mr. Cox will be available to the Company through a transition period.

Background and Rationale

At the end of 2002, APRO was restructured from a limited partnership into a real estate investment trust. During the Company’s first full year of operations in 2003, the Company’s asset base of 15 apartment communities had a book value of approximately $150 million. At that time the size and scope of the Company’s operations did not support the overhead associated with a self-advised and administered real estate business. In 2004, America First Real Estate Investment Partners, L.P. was merged into the Company, thereby effectively doubling its total assets to almost $300 million through the addition of 14 apartment communities to the APRO portfolio. Later in 2004 the Company internalized its property management operations by acquiring America First PM Group, Inc. which had previously provided property management services on a fee basis to APRO. Both of these transactions delivered positive financial results to the Company in 2005.

APRO’s Board of Directors subsequently decided that in light of the substantial growth in its asset base and cash flows, the Company has reached the point where being self-advised is significantly more efficient. In approving the acquisition of AFAAC, the Company’s Board particularly noted the following benefits:

•	The transaction will simplify APRO’s corporate structure and should facilitate more effective management through improved control of its resources and expenses.

•	As a self-administered REIT, APRO expects to be more favorably perceived by the investment community, which in turn may enhance APRO’s access to the capital markets and reduce its cost of capital.

•	As the Company continues to grow, the cost savings from the AFAAC acquisition are expected to be even greater because the fees payable to AFAAC under the former advisory agreement would have increased.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located throughout the United States. Its portfolio currently includes 28 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.